Form 10-K, Exhibit 13
period 2002-12-31
COX RADIO INC
filed 2003-03-31
CIK 1018522

                                                                      EXHIBIT 13

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS
Cox Radio, Inc.
6205 Peachtree Dunwoody Road
Atlanta, GA 30328
(678) 645-0000
www.coxradio.com

STOCK DATA
Cox Radio's Class A Common Stock is traded on the New York Stock Exchange, ticker symbol: CXR. Daily newspaper stock table listing: Cox Rad. As of February 28, 2003, there were 468 shareholders of record of Cox Radio's Class A Common Stock and one shareholder of record of Cox Radio's Class B Common Stock, Cox Broadcasting, Inc. There is no established trading market for Cox Radio's Class B Common Stock. There have been no stock or cash dividends paid on any of Cox Radio's equity securities. Cox Radio does not intend to pay cash dividends in the foreseeable future.

QUARTERLY MARKET INFORMATION
Class A Common Stock

2002                         High           Low
-------------------------------------------------
First Quarter               $30.30        $21.15
Second Quarter               31.73         20.30
Third Quarter                27.67         18.60
Fourth Quarter               26.94         20.00

2001
--------------------------------------------------
First Quarter                $29.38       $17.69
Second Quarter                28.61        19.35
Third Quarter                 27.85        18.10
Fourth Quarter                26.00        19.40

TRANSFER AGENT AND REGISTRAR
Wachovia National Bank
Equity Services Group
1525 West W. T. Harris Boulevard, 3C3
Charlotte, NC 28262-1153
1-800-829-8432

ANNUAL MEETING OF SHAREHOLDERS
May 6, 2003
6205 Peachtree Dunwoody Road
Atlanta, GA 30328

COMPANY INFORMATION
Communications regarding stock transfers, lost certificates or account changes should be directed to the transfer agent, Wachovia National Bank. For other information, contact one of the following:

Analysts/Institutional Investors:
Neil O. Johnston
Vice President and Chief Financial Officer
678-645-4310
neil.johnston@cox.com

Individual Shareholders:
Charles L. Odom
Director of Financial Reporting and Analysis
678-645-4315
charles.odom@cox.com

News Media:
John Buckley
Brainerd Communicators, Inc.
212-986-6667
buckley@braincomm.com

INDEPENDENT AUDITORS
Deloitte & Touche LLP
191 Peachtree Street, Suite 1500
Atlanta, GA 30303
404-220-1500

FORWARD-LOOKING STATEMENTS

This Annual Report includes "forward-looking" statements, which are statements that relate to Cox Radio's future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements within the meaning of Section 21E of the Securities Act of 1934, as amended, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively and other risk factors described in Cox Radio's Annual Report on Form 10-K for the year ended December 31, 2002. Cox Radio assumes no responsibility to update any forward-looking statements contained in this Annual Report as a result of new information, future events or otherwise.