Form 10-K, Exhibit 13
period 2003-12-31
COX RADIO INC
filed 2004-03-01
CIK 1018522

EXHIBIT 13

SHAREHOLDER INFORMATION

Stock Data

Cox Radio’s Class A Common Stock is traded on the New York Stock Exchange, ticker symbol: CXR. Daily newspaper stock table listing: Cox Rad. As of January 30, 2004, there were 1,083 shareholders of record of Cox Radio’s Class A Common Stock and one shareholder of record of Cox Radio’s Class B Common Stock, Cox Broadcasting, Inc. There is no established trading market for Cox Radio’s Class B Common Stock. There have been no stock or cash dividends paid on any of Cox Radio’s equity securities. Cox Radio does not intend to pay cash dividends in the foreseeable future.

Quarterly Market Information

Class A Common Stock

2003	High	Low
First Quarter	$26.02	$19.01
Second Quarter	25.10	20.25
Third Quarter	24.54	19.85
Fourth Quarter	25.56	21.19

2002	High	Low
First Quarter	$30.30	$21.15
Second Quarter	31.73	20.30
Third Quarter	27.67	18.60
Fourth Quarter	26.94	20.00

Transfer Agent and Registrar

Wachovia Bank, N.A.

Equity Services Group

1525 West W. T. Harris Boulevard, 3C3

Charlotte, NC 28262–1153

1-800-829-8432