Form 10-K, Exhibit 13
period 2004-12-31
COX RADIO INC
filed 2005-03-04
CIK 1018522

EXHIBIT 13.1

SHAREHOLDER INFORMATION

Stock Data

Cox Radio’s Class A common stock is traded on the New York Stock Exchange, ticker symbol: CXR. Daily newspaper stock table listing: Cox Rad. As of January 31, 2005, there were 150 shareholders of record of Cox Radio’s Class A common stock and one shareholder of record of Cox Radio’s Class B common stock, Cox Broadcasting, Inc. There is no established trading market for Cox Radio’s Class B common stock. There have been no stock or cash dividends paid on any of Cox Radio’s equity securities. Cox Radio does not intend to pay cash dividends in the foreseeable future.

Quarterly Market Information

Class A Common Stock

2004	High	Low
First Quarter	$25.35	$20.89
Second Quarter	22.64	16.71
Third Quarter	18.08	14.75
Fourth Quarter	16.48	13.90

2003	High	Low
First Quarter	$26.02	$19.01
Second Quarter	25.10	20.25
Third Quarter	24.54	19.85
Fourth Quarter	25.56	21.19

Transfer Agent and Registrar

Wachovia Bank, N.A.

Equity Services Group

1525 West W. T. Harris Boulevard, 3C3

Charlotte, NC 28262–1153

1-800-829-8432