Form 10-K, Exhibit 13
period 2006-12-31
COX RADIO INC
filed 2007-03-13
CIK 1018522

EXHIBIT 13.1

SHAREHOLDER INFORMATION

Stock Data

Cox Radio’s Class A common stock is traded on the New York Stock Exchange, ticker symbol: CXR. Daily newspaper stock table listing: Cox Rad. As of January 31, 2007, there were 110 shareholders of record of Cox Radio’s Class A common stock and one shareholder of record of Cox Radio’s Class B common stock, Cox Broadcasting, Inc. There is no established trading market for Cox Radio’s Class B common stock. There have been no stock or cash dividends paid on any of Cox Radio’s equity securities. Cox Radio does not intend to pay cash dividends in the foreseeable future.

Quarterly Market Information

Class A Common Stock

2006	High	Low
First Quarter	$14.34	$13.07
Second Quarter	15.57	12.69
Third Quarter	16.15	14.03
Fourth Quarter	17.41	15.21

2005	High	Low
First Quarter	$17.00	$15.03
Second Quarter	17.35	15.29
Third Quarter	16.34	14.64
Fourth Quarter	15.35	14.00

Transfer Agent and Registrar

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219

1 866 668 6550