Form 10-K, Exhibit 13
period 2008-12-31
COX RADIO INC
filed 2009-03-13
CIK 1018522

EXHIBIT 13.1

SHAREHOLDER INFORMATION

Stock Data

Cox Radio’s Class A common stock is traded on the New York Stock Exchange, ticker symbol: CXR. Daily newspaper stock table listing: Cox Rad. As of January 31, 2009, there were 110 shareholders of record of Cox Radio’s Class A common stock and one shareholder of record of Cox Radio’s Class B common stock, Cox Media Group, Inc. There is no established trading market for Cox Radio’s Class B common stock. There have been no stock or cash dividends paid on any of Cox Radio’s equity securities. Since August 2005, Cox Radio has returned value to its stockholders through stock repurchase programs. While Cox Radio currently does not intend to pay cash dividends in the foreseeable future, the declaration and payment of future dividends, if any, is within the discretion of the Board of Directors and would depend on Cox Radio’s earnings, results of operations, capital requirements, financial condition, leverage ratio and such other factors as the Board of Directors may consider relevant.

Quarterly Market Information

Class A Common Stock

2008	High	Low
First Quarter	$12.43	$10.59
Second Quarter	13.05	11.34
Third Quarter	11.60	9.59
Fourth Quarter	10.59	4.05

2007	High	Low
First Quarter	$16.05	$13.36
Second Quarter	15.31	13.67
Third Quarter	14.55	12.71
Fourth Quarter	13.79	11.20

Transfer Agent and Registrar

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219

1 866 668 6550